EXHIBIT 10.2

FAIRWAY DAIRY & INGREDIENTS, L.L.C.
17725 Juniper Path
Lakeville, Minnesota 55044
October 30, 2008

Galaxy Nutritional Foods, Inc.
5955 T.G. Lee Boulevard, Suite 201
Orlando, Florida 32822

Re:  Employment Continuation – Michael E. Broll  via email and Priority
mebroll@galaxyfoods.com
Dear Mr. Broll:

This letter sets forth my understanding respecting the continuation of your employment with Galaxy Nutritional Foods, Inc. and/or its successor organizations (“Galaxy”) after completion of our purchase of a controlling interest in Galaxy. My understanding of these terms is as follows, namely:

1.	I would request that you continue as Chief Executive Officer and Board Member of Galaxy through March 31, 2009.

2.
It would be my hope that we mutually re-negotiate an Employment Agreement between Galaxy and you prior to March 31, 2009. In the event that we cannot re-negotiate an Employment Agreement or, in the event that either you or Galaxy decides that it is not in their best interest to continue your employment with Galaxy, then, and in that event, Galaxy would accept and you would tender your resignation as of March 31, 2009.

3.
Upon receipt of your resignation from Galaxy and its Board of Directors on March 31, 2009, then, and in that event, in consideration of your staying with Galaxy during the transition period subsequent to the change of control in Galaxy and in recognition of your waiver of your present Galaxy Stay Bonus, Galaxy will pay to you compensation of $20,000.00 per month for 25 consecutive months beginning on April 1, 2009 less any applicable federal and/or state taxes.

4.	There may be other issues to be considered such as COBRA, pension benefits or other matters which need be considered and which we will deal with on or before March 31, 2009.

In any event, if you find the above terms to be acceptable, please execute one copy of this letter and return it to me at your convenience. I look forward to working with you.

Best regards,

/s/ Tim Krieger

Tim Krieger
I accept the above employment continuation.

Dated:      November 18, 2008                   /s/ Michael E. Broll
Michael E. Broll